Exhibit 10.9

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (“this Agreement”) dated as of September 4, 2009 by and between BANK OF AMERICA, N.A. AS SUCCESSOR TO Fleet National Bank (f/k/a BankBoston, N.A. and The First National Bank of Boston) (the “Bank”) with its principal address at 100 Federal Street, Boston, Massachusetts 02110 (the “Bank”); and CHASE CORPORATION, a Massachusetts corporation with its principal address at 26 Summer Street, Bridgewater, Massachusetts 02324-2626 (the “Borrower”).  Certain capitalized terms used herein without definition in the text where utilized are defined in Article 12 hereof.

RECITALS

A.            The Bank and the Borrower entered into a Loan and Security Agreement dated on or about April 11, 1991, which was thereafter amended, and as of October 31, 2001 entered into a First Amended and Restated Loan Agreement (as amended through the date hereof, the “First Restated Agreement”).

B.            The Borrower desires to obtain a $10,000,000 term loan from the Bank.

C.            The Borrower and the Bank wish to amend and restate the First Restated Agreement to evidence such additional loan and to consolidate prior changes to the First Restated Agreement.

D.            The Bank is willing to provide such term loan as contemplated above, subject to the terms and conditions of this Agreement.

NOW THEREFORE, the parties hereto, intending to be legally bound, and in consideration of the foregoing and the mutual covenants contained herein, hereby agree that the First Restated Agreement be, and it hereby is, amended and restated to read in its entirety (but retaining references to the foregoing Recitals as follows:

SECOND AMENDED AND RESTATED LOAN AGREEMENT

This Agreement dated as of September 4, 2009 is among Bank of America, N.A. (the “Bank”) and Chase Corporation, a Massachusetts corporation (the “Borrower”).

1.             FACILITY NO. 1  LINE OF CREDIT AMOUNT AND TERMS

1.1           Line of Credit Amount.

(a)           During the availability period described below, the Bank will provide a line of credit to the Borrower.  The amount of the line of credit (the “Facility No. 1 Commitment”) is Ten Million Dollars ($10,000,000).  The Facility No. 1 Commitment evidences an Existing line of credit pursuant to a First Amended and Restated Loan Agreement dated as of October 31, 2001, as amended by various amendments, the most recent of which is dated February 29, 2008 (collectively, the “2001 Line of Credit Agreement”).

(b)          This is a revolving line of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them.

1.2           Availability Period.

The line of credit is available between the date of this Agreement and March 31, 2011, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the line of credit (the “Renewal Notice”).  If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice.  If this line of credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit.

1.3           Repayment Terms.

(a)           The Borrower will pay interest on August 31, 2009, and then on the last day of each month thereafter until payment in full of any principal outstanding under this facility.  Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

(b)           The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

(c)           The Borrower may prepay the loan in full or in part at any time.  The prepayment will be applied to the most remote payment of principal due under this Agreement.

1.4           Interest Rate.

The interest rate is a rate per year equal to the sum of the “LIBOR Daily Floating Rate” plus 1.25 percentage points.  “LIBOR Daily Floating Rate” means a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.

1.5           Optional Interest Rates.

Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower.  The optional interest rates shall be subject to the terms and conditions described later in this Agreement.  Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.”  The following optional interest rates are available:

(a)           The LIBOR Rate plus 1.25 percentage points

(b)           The Alternate Base Rate (as defined in Article 12 below)

1.6           Letters of Credit.

(a)           Subject to the execution and delivery by the Borrower of a letter of credit application and any other related documents on the Bank’s customary forms in effect from time to time (collectively, the “Letter of Credit Documents”) and in reliance upon the representations and warranties of the Borrower contained herein, the Bank agrees from time to time until the first to occur of (i) the Facility No.1 Expiration Date or (ii) the termination of Facility No.1 pursuant to Article 11, to issue, extend and renew for the account of the Borrower one or more standby and documentary letters of credit (each individually, a “Letter of Credit”), in such form as may be requested from time to time by the borrower and agreed to by the Bank.  In the event and to the extent that any provision of any Letter of Credit Document shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall govern.

(b)           (i)            The obligation of the Bank to issue, extend or renew any Letter of Credit hereunder shall be subject to the conditions set forth in Article 6 below and to the following additional conditions:

(A)          Such Letter of Credit shall provide for payment in U.S. Dollars and shall expire by its terms no later than the earlier to occur of (A) 30 days prior to the Expiration Date and (B) one year from the date of its issuance;

(B)           After giving effect to such issuance, extension or renewal, (1) the aggregate outstanding principal amount of amounts outstanding under  this Facility No.1 including all Letters of Credit then outstanding shall not exceed the Facility No. 1 Commitment and (2) the LC Exposure Amount shall not exceed $1,000,000;

(C)           The form and terms of each Letter of Credit and the related Letter of Credit Documents shall be acceptable to the Bank; and

(D)          Each Letter of Credit shall be issued to support obligations of the Borrower incurred in the ordinary course of its business.

(ii)           Whenever the Borrower desires to have a Letter of Credit issued, extended or renewed, the Borrower will furnish to the Bank a written application therefore which shall (A) be received by the Bank not less than three Business Days prior to the proposed date of issuance, extension or renewal and (B) specify (1) such proposed date ( which must be a Business Day), (2) the expiration date of such Letter of Credit, (3) the name and address of the beneficiary of the Letter of Credit, (4) the amount of such Letter of Credit, and (5) the purpose and proposed form of such Letter of Credit.  Each Letter of Credit shall be subject to the International Standby

Practices (1998) and, to the extent not inconsistent therewith, the laws of the Commonwealth of Massachusetts.

(c)           In order to induce the Bank to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse or pay to the Bank:

(i)            except as otherwise expressly provided in paragraph (ii) below, on the Business Day immediately following each date that any draft presented under such Letter of Credit is honored by the Bank or the Bank otherwise makes a payment with respect thereto, as indicated in the notice thereof from the Bank to the Borrower (A) the amount paid by the Bank under or with respect to such Letter of Credit, and (B) the amount of any taxes, fees, charges or other reasonable costs and expenses whatsoever incurred by the Bank in connection with any payment made by the Bank under or with respect to such Letter of Credit, and

(ii)           Upon the termination of Facility No. 1, or the acceleration of loans and the LC Draw Obligations in accordance with this Agreement, an amount equal to the LC Exposure Amount, which amount shall be held by the Bank as cash collateral for all Letters of Credit and LC Draw Obligations.

Interest shall accrue on any and all amounts remaining unpaid by the Borrower under this §1.6 from the date of any draw under a Letter of Credit until the Business Day immediately following such draw at the rate specified in §1.4 for principal outstanding and, thereafter, until payment in full (whether before or after judgment) at the default rate set forth in §5.6, and shall be payable to the Bank on demand.

(d)           Except as otherwise provided herein, the Borrower may elect to satisfy any LC Draw Obligation arising under paragraph (c)(i) of this §1.6 by borrowing from Facility No. 1 in the amount thereof and applying the proceeds thereto, provided that (i) all conditions to such advance  set forth in Article 6 shall have been satisfied in full and (ii) after giving effect to such advance and the application of proceeds thereof, the amounts outstanding under Facility No. 1 including all outstanding Letters of Credit will not exceed the Facility No. 1 Commitment.

(e)           The Borrower assumes all risks in connection with the Letters of Credit.  The Borrower’s obligations under this §1.6 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit.  The Borrower also agrees that the Bank shall not be responsible for, and the Borrower’s LC Draw Obligations shall not be affected by, among other things, (i) the validity, genuineness or enforceability of documents or of any endorsements thereon if believed by the Bank to be valid, genuine and enforceable, even if such documents should in fact provide to be in any or all respects invalid, insufficient (provided all such documents conform on their face), fraudulent or forged, or (ii) any dispute between or among the Borrower, any of its Subsidiaries, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or any of its Subsidiaries against the beneficiary of any Letter of Credit or any such transferee.  The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit unless caused by the gross negligence, willful misconduct or bad faith of the Bank.  The Borrower agrees that any action taken or omitted to be taken by the Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not subject the Bank to any liability.

(f)            The Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advise and statements of legal counsel, independent accountants and other experts selected by the Bank.

(g)           In order to induce the Bank to issue, extend and renew each Letter of Credit which is a standby letter of credit, the Borrower hereby agrees to pay to the Bank with respect to each such issuance, extension and renewal a fee (in each case, a “Letter of Credit Fee”) on the stated amount of such Letter of Credit at a rate per annum equal to 1.25% payable quarterly in arrears on the last day of each calendar quarter.  In order to induce the Bank to issue or extend each Letter of Credit which is a documentary letter of credit, the Borrower hereby agrees to pay to the Bank with respect to each such issuance or extension the Bank’s then standard fees for documentary letters of credit.  In addition, the Borrower shall pay to the Bank any and all standard charges customarily made by the Bank in connection with such issuance, extension or renewal.

1.7  Reduction of Commitment No. 1.  The Borrower may, from time to time, at its option, subject to the terms and conditions set forth herein, by written notice to the Bank at least five (5) Business Days prior to the date of the requested reduction, reduce the amount of Commitment No. 1 by integral multiples of $500,000.  Any such reduction shall be permanent and irrevocable.  Simultaneously with any reduction in Commitment No. 1, the Borrower shall pay to the Bank (i) amounts outstanding under Commitment No. 1 in the aggregate principal amount necessary to cause the outstanding principal amount outstanding under Commitment No. 1 (including all outstanding Letters of Credit) to be less than or equal to the Commitment No. 1 as so reduced and (ii) all amounts owing to the Bank pursuant to Article 3 below with respect to any LIBOR Loans so repaid.

2.             FACILITY NO. 2 VARIABLE RATE TERM LOAN AMOUNT AND TERMS

2.1           Loan Amount.

The Bank agrees to provide a term loan to the Borrower in the amount of Ten Million Dollars ($10,000,000) (the “Facility No. 2 Commitment”).

2.2           Availability Period.

The loan is available from the Bank on or about the date of this Agreement as a single disbursement.

2.3           Repayment Terms.

(a)           The Borrower will pay interest on the last day of each month unless an Optional Interest Rate applies.

(b)           The Borrower will repay principal in equal installments of One Hundred Sixty Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($166,666.67) each, beginning on September 30, 2009, and on the last day of each month thereafter, and ending on August 31, 2012 (the “Repayment Period”).  In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.

(c)           The Borrower may prepay the loan in full or in part at any time.  The prepayment will be applied to the most remote payment of principal due under this Agreement.

(d)           Borrower will immediately repay the entire principal balance of Facility No. 2 of this Agreement, together with interest, any fees (including any prepayment fees) and any other amounts due thereunder, and not obtain any further credit thereunder, upon the occurrence of the following event:  Facility No. 1 of this Agreement as now in effect or as hereafter renewed, amended or restated (the “Other Credit Facility”), terminates for any reason, including, without limitation, termination of the Other Credit Facility at the request of the Borrower, termination resulting from failure by the Bank to renew the Other Credit Facility, or termination as otherwise provided under the Other Credit Facility.

2.4           Interest Rate.

The interest rate is a rate per year equal to the sum of the “LIBOR Daily Floating Rate” plus 1.750 percentage points.  “LIBOR Daily Floating Rate” means a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.

2.5           Optional Interest Rates.

Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 2 during interest periods agreed to by the Bank and the Borrower.  The optional interest rates shall be subject to the terms and conditions described later in this Agreement.  Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.”  The following optional interest rates are available:

(a)           The LIBOR Rate plus 1.75 percentage points.

3.             OPTIONAL INTEREST RATES

3.1           Optional Rates.

Each optional interest rate is a rate per year.  Interest for each optional interest rate will be paid on the last day of each interest period applicable to such optional interest rate.  No Portion will be converted to a different interest rate during the applicable interest period.  Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.  At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.

3.2           LIBOR Rate.

The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)           The interest period during which the LIBOR Rate will be in effect will be one, two or three months.  The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”).  The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)           Each LIBOR Rate Portion will be for an amount not less than $250,000 or an integral multiple of $100,000 in excess thereof.  There may be not more than five (5) LIBOR Rate Portions outstanding at one time for Facility No. 1 and not more than five (5) LIBOR Rate Portions for Facility No. 2.

(c)           The “LIBOR Rate” means the interest rate determined by the following formula.  (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =        London Inter-Bank Offered Rate

    (1.00 - Reserve Percentage)

Where,

(i)           “London Inter-Bank Offered Rate” means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)           “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e)           The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Boston time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.  For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(f)            The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)            Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)           the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(g)           Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below.  A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(h)           The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.  For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.3.          Alternate Base Rate

The Alternate Base Rate is available only as to Facility No. 1.   The term Alternate Base Rate is defined in Article 12 below.  Interest when measured by the Alternate Base Rate shall be payable on the first Business Day of each month and upon expiration or termination of Facility No. 1.

4.             FEES AND EXPENSES

4.1           Fees.

(a)           Loan Fee.  The Borrower agrees to pay a loan fee in the amount of Fifty Thousand ($50,000.00) Dollars.  This fee is due on the date of this Agreement.

(b)           Commitment Fee.  The Borrower agrees to pay to the Bank commitment fees (“Commitment Fees”) with respect to Commitment No.1 on the first day of each March, June, September and December so long as Commitment No. 1 is in effect and on the Expiration Date or earlier termination of Commitment No. 1.   Such Commitment Fees will be payable, based on such daily average unused portion of Commitment No.1, at a rate per annum of 0.25%, appropriately prorated for any period of less than a calendar quarter.  As used herein, the term “unused portion of Commitment No.1”, as determined at any time, means that amount by which Commitment No. 1 exceeds the sum of (x) the then outstanding aggregate principal amount of loans outstanding under Commitment no,1 plus (y) the LC Exposure amount.  The fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

(c)           Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(d)           Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

4.2           Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

4.3           Reimbursement Costs.

(a)           The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

5.             DISBURSEMENTS, PAYMENTS AND COSTS

5.1           Disbursements and Payments.

(a)           Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower.  For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)           The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c)           For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit.  If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)           Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)           Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”).  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.  If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)            If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy.

(ii)           If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

5.2           Telephone and Telefax Authorization.

(a)           The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the Authorized Individuals.

(b)           Advances will be deposited in and repayments will be withdrawn from Account Number 50327504 owned by Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)           The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual.  This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

(d)           On or about the date hereof the parties have executed the Bank’s Autoborrow Agreement.  Nothing herein contained shall be deemed to supersede the terms and provisions of the Auto-Borrow Agreement.

5.3           Direct Debit.

(a)           The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number 50327504 owned by Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

5.4           Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.5           Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6           Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

5.7           Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank.  If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies by Bank Certificate  as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.  The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

6.             CONDITIONS

Before the Bank is required to extend any credit to the Borrower under Facility No. 2, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1           Authorizations.

If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2           Governing Documents.

If required by the Bank, a copy of the Borrower’s organizational documents.

6.3           Guaranties.

Guaranty signed by each of the Guarantors.

6.4           Absence of Liens.

Evidence satisfactory to the Bank that there are no liens or encumbrances on assets of the Borrower or any Guarantor except those that have been approved by the Bank in writing.

6.5           Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

6.6           Good Standing.

Certificates of good standing for the Borrower and each Guarantor from its state of formation and from any other state in which the Borrower or such Guarantor is required to qualify to conduct its business.

6.7           Legal Opinion.

A written opinion from Hughes & Associates, the Borrower’s legal counsel, covering such matters as the Bank may require.  The terms of the opinion must be acceptable to the Bank.

6.8           Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.9           Other Required Documentation.  Submission to the bank of the definitive purchase agreement relating to the purchase of all of the capital stock of C.I.M, Industries, Inc., a New Hampshire corporation, together with such other documents as the Bank or its counsel may require.

7.             REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request.

7.1           Formation.

The Borrower and each Guarantor has been duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2           Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s and the respective Guarantor’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3           Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable against the Borrower or as it may appear to be a party thereto, each Guarantor.

7.4           Good Standing.

In each state in which the Borrower or any Guarantor does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5                                 No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any Guarantor is bound.

7.6                                 Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s consolidated and consolidating financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower or its subsidiaries, individually or collectively.

7.7                                 Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any Guarantor which, if lost, would impair the Borrower’s or such Guarantor’s financial condition or ability to repay the loans under Facility No. 1 or Facility No.2, except as have been disclosed in writing to the Bank.

7.8                                 Permits, Franchises.

The Borrower and each Guarantor possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.9                                 Other Obligations.

Neither the Borrower nor any Guarantor is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.10                           Tax Matters.

Neither the Borrower nor any Guarantor has knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.11                           No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.12                           Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.13                           ERISA Plans.

(a)                                  Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.  The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)                                 There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)                                  With respect to any Plan subject to Title IV of ERISA:

(i)                                     No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)                                  No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)                               No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)                                 The following terms have the meanings indicated for purposes of this Agreement:

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)                               “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)                              “PBGC” means the Pension Benefit Guaranty Corporation.

(v)                                 “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

7.14                           Location of Borrower.

The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

8.                                      AFFIRMATIVE COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1                                 Use of Proceeds.

To use the proceeds of Facility No. 1 only for working capital, general corporate purposes, Letters Of Credit, and capital expenditures, and to use Facility No. 2 only for financing of the acquisition of the capital stock of C.I.M Industries, Inc..

8.2.          Legal Existence; Qualification; Compliance.  The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its formation.  The Borrower will qualify to do business and will remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a Material Adverse Effect.  The Borrower will comply in all material respects with (and will cause each Subsidiary of the Borrower to comply with) its charter documents and by-laws.  The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (a) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (b) those laws, rules and regulations to failure to comply with any of which could not (singly or in the aggregate) have a Material Adverse Effect.

8.3.          Maintenance of Property; Insurance.  Subject to §9.8, the Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its properties in good working order and condition, making all necessary repairs thereto and replacements thereof.  The Borrower will maintain (and will cause each of its Subsidiaries to maintain) insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

8.4.          Payment of Taxes and Charges.  The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such

Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves.  The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

8.5.          Accounts.  The Borrower will maintain its principal depository and operating accounts with the Bank.

8.6.          Conduct of Business.  The Borrower will conduct, in the ordinary course, the business in which it is presently engaged.  The Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary) enter into any other lines of business, businesses or ventures which are not reasonably related to the business in which the Borrower is presently engaged.

8.7.          Reporting Requirements.  The Borrower will furnish to the Bank:

(a)           Within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated statements of income, stockholders’ equity and cash flow for the fiscal year then ended.  The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank (which acceptable accountants shall include PricewaterhouseCoopers) such certification to be in such form as is generally recognized as “unqualified”.  The Borrower will also deliver to the Bank, within 90 days following the end of each fiscal year, an annual budget for the following year (including balance sheet and income statement projections) for the Borrower, prepared by the Borrower’s management and approved by the Borrower’s Board of Directors, such budget to be in such detail as is reasonably satisfactory to the Bank.

(b)           Within 45 days after the end of each fiscal quarter of the Borrower, consolidated balance sheets of the Borrower and Subsidiaries and related consolidated statements of income and cash flow, unaudited but prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Borrower and Subsidiaries as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain notes to the financial statements) and certified as complete by the chief financial officer of the Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the fiscal year to date, in each case together with a comparison to the results for the corresponding fiscal period of the immediately prior fiscal year.

(c)           At the time of delivery of each annual or quarterly report or financial statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this Agreement and the other Loan Documents and has no knowledge of any Event of Default or, if he or she has such knowledge, specifying each such Event of Default and the nature thereof.  Each such certificate given as at the end of any fiscal quarter of the Borrower will set forth the calculations necessary to evidence compliance with §§8.8-8.9.

(d)           As soon as possible and in any event within five days after the Borrower has actual knowledge of the occurrence of any Default or Event of Default, the statement of the Borrower setting forth details of each such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

(e)           Promptly after receipt, a copy of all audits or reports submitted to any Company by independent public accountants in connection with any annual special or interim audit of the books and records of such Company prepared by such accountants and any “management letter” prepared by such accountants.

(f)            Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party.

(g)           Promptly upon request, such other information respecting the financial condition, operations and prospects of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

8.8.          Total Liabilities to Tangible Net Worth Ratio.  The Borrower shall, at the end of each of its fiscal quarters, maintain a ratio of Total Liabilities to Tangible Net Worth not exceeding 2.00:1.00.

8.9           Debt Service Coverage Ratio.  For the  twelve month period ending on each May 31, August 31, November 30 and February 28(29), the Borrower will not permit the ratio of Operating Cash Flow to Debt Service to be less than 1.25:1.00.

8.10         Books and Records; Inspections.  The Borrower will maintain (and will cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all time accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied.  The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agent or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors and/or independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this §8.10.  Each financial statement of the Borrower hereafter delivered pursuant to this Agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby; provided, as to interim statements, that footnotes and the information normally contained therein are not included and that such statements are subject to year-end adjustments.

9.             NEGATIVE COVENANTS

Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as any Commitment under this Agreement is in effect, or any loan, Letter of Credit  or other obligations of the Borrower shall be outstanding:

9.1.          Indebtedness.  The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

(a)           Indebtedness owed to the Bank;

(b)           Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

(c)           unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

(d)           purchase money Indebtedness (including, without limitation, Capital Lease Obligations) hereafter incurred to equipment vendors, equipment lessor and other Persons providing purchase money financing to the Borrower for new equipment purchased or leased by the Borrower after the date hereof for use in the Borrower’s business; provided that the Indebtedness permitted under this clause (d) of this §9.1 will not exceed $500,000 in the aggregate outstanding at any one time;

(e)           other Indebtedness (not described in any of clauses (a)-(d) above) existing at the date hereof, but only to the extent set forth as item 9.1 of the attached Disclosure Schedule;

(f)            any guaranties or other contingent liabilities expressly permitted pursuant to §9.3; and

(g)           Any Synthetic Lease, so long as the Bank has previously approved the terms thereof in writing.

9.2.          Liens.  The Borrower will not create, incur, assume of suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, “Liens”), upon or with respect to any of its property or assets, now owned or hereafter acquired (including, without limitation, any trustee process affecting any account of the Borrower with the Bank), except that the foregoing restrictions shall not apply to:

(a)           Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay any enforcement thereof and as to which adequate reserves are maintained;

(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves are maintained;

(c)           pledges or deposits under workmen’s compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

(d)           Liens in favor of the Bank;

(e)           Liens in favor of equipment vendors, equipment lessors and other Persons securing any purchase money Indebtedness permitted by clause (d) of §9.1; provided that no such Lien will extend to any property of the Borrower other than the specific items of equipment financed;

(f)            rights of the licensee under any commercially reasonable license of technology or other intellectual property given by the Borrower to any of the Borrower’s customers in the ordinary course of its business;

(g)           refinancings, renewals or extensions of any of the foregoing Liens; provided, however, that no such refinanced, renewed or extended Lien at any time will extend to any property of any property of any Borrower or any Subsidiary other than the specific assets previously subject to such Liens;

(h)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere in the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

(i)            other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 9.2 of the attached Disclosure Schedule.

9.3.          Guaranties.  The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (a) guaranties by endorsement for deposit or collection in the ordinary course of business, and (b) guaranties existing at the date hereof and described on item 9.3 of the attached Disclosure Schedule.

9.4.          Loans and Advances.  The Borrower will not make (and will not permit any Subsidiary to make) any loans or advances to any Person, including, without limitation, the Borrower’s directors, officers and employees, except (a) as described on item 4.4 of the attached Disclosure Schedule, (b) so long as no Default then exists, Affiliate Loans, (c)  advances to such directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which loans and advances under this clause (c) will not exceed, in the aggregate, $100,000 outstanding at any one time, and (d) advances for security deposits.

9.5.          Subsidiaries; Acquisitions.  Other than the acquisition concurrently herewith of all of the capital stock of C.I.M. Industries, Inc., which acquisition is expressly permitted, the Borrower will not, without the prior written consent of the Bank, make (and will not permit any Subsidiary to make) any acquisition of all or substantially all of the stock or other Equity Interest of any other Person or of all or substantially all of the assets of any other Person, other than, any acquisition the purchase price for which does not exceed $1,000,000.  The Borrower will not become a partner in any partnership or limited liability company.  The Borrower will promptly inform the Bank if it forms any Subsidiaries after the date of this Agreement.

9.6.          Merger.  The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person, or sell, lease, transfer or otherwise dispose of (whether in one or more transactions) any material portion of its assets (including, without limitation, any material portion of its intellectual property), other than (a) in a sale of inventory in the ordinary course; and (b) licensing of any of its intellectual property in the ordinary course of Borrower’s business to another Person on commercially reasonable terms.

9.7.          Affiliate Transactions.  Except for transactions described on item 9.7 of the attached Disclosure Schedule, the Borrower will not, without the prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any Affiliate of the Borrower, except in the ordinary course and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms’-length transaction with any Person not an Affiliate; provided that nothing in this §9.7 shall be deemed to restrict the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this Agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary or benefits.

9.8.          Change of Structure, etc.  The Borrower will not change its corporate name or legal structure, nor will the Borrower change its fiscal year or materially change its methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this Agreement in form and substance reasonably satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

9.9.          Hazardous Waste.  Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms “hazardous material”, “oil” and “vessel”, respectively, being used herein with the meanings given those terms in Mass. Gen. Laws. Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction).  The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable.  Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries in reasonable quantities, as long as in any case the Borrower of the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar t o that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

9.10.        No Margin Stock.  No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security.

9.11.        Negative Pledges.  The Borrower will not enter into (and will not permit any of its Subsidiaries to enter into) any agreement, amendment or arrangement (excluding this Agreement or any other Loan Document) prohibiting or restricting (a) such Person from amending or otherwise modifying this Agreement or any other Loan Document, (b) the creation or assumption of any Liens upon its properties, revenues or assets, whether now owned or hereafter acquired or (c) the ability of any such Person to make any payment or distribution, directly or indirectly, to the Borrower.

10.           DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.  The occurrence of any one of the following events shall constitute an Event of Default hereunder:

(a)           The Borrower shall (i) fail to make any payment of interest within five (5) days of the date when due or (ii) fail to make any payment of principal hereunder or under any LC Draw Obligation on or before the date when due; or

(b)           Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Loan or Letter of Credit shall at any time prove to have been incorrect in any material respect when made; or

(c)           The Borrower shall default in the performance or observance of any agreement or obligation under §§8.2, 8.7, 8.8, 8.9 and 8.10 or any provision of Article 9 hereof; or

(d)           The Borrower shall default in the performance of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for 30 days after written notice thereof shall have been given to the Borrower, or

(e)           Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank), including without limitation, Swap Contract; or

(f)            Any other Indebtedness of the Borrower or any Subsidiary of the borrower for borrowed money or representing the deferred purchase price of the property in excess of $500,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness shall have been declared to be due and payable prior to its stated maturity or shall not have been paid at the stated maturity thereof; or

(g)           The Borrower shall be dissolved , or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 90 days following the institution thereof); or

(h)           Any execution or similar process shall be issued or levied against any material part of the property of the Borrower or any Subsidiary and such execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 10 days after its issue or levy; or

(i)            Any final uninsured judgment in excess of $500,000 shall be entered against any Borrower or any Subsidiary of the borrower by any court of competent jurisdiction and shall remain unpaid, unbonded or unstayed for a period of 60 days; or

(j)            The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the borrower or any Subsidiary of the Borrower to the PBGC which, in each case, in the reasonable opinion of the Bank may have material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

(k)           Any Loan Document shall for any reason (other than due to payment in full of all amounts evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

(l)            Any Subsidiary of the Borrower shall cease to be a direct or indirect wholly-owned Subsidiary, except for Northeast Quality Products Co., Inc.

11.           ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1.                        Rights and Remedies on Default.  Upon the occurrence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

(a)           Declare the entire unpaid principal amount due under this Agreement and then outstanding, all interest accrued and unpaid thereon, any LC Draw Obligations and all other amounts payable under this Agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

(b)           Terminate the arrangements for revolving loans and Letters of Credit provided for under Facility No. 1 under this Agreement.

(c)           Exercise all rights and remedies hereunder and under each and any other agreement with the Bank, and exercise all other rights and remedies which the Bank may have under applicable law.

11.2         Set-off.  Borrower hereby grants to Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank of America, N.A. or its affiliates and its successors and assigns or in transit to any of them, At any time, without demand or notice (any such notice being expressly waived by Borrower), Bank may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE BANK OF ITS RIGHT OF SET-OFF

UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.3         Letters of Credit.  Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the amounts due under this Agreement or (ii) if this Agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to 110% of the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower, such sum to be pledged to secure the Borrower’s reimbursement obligations.

11.4         GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.5         Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.  To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

11.6         Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in or assign this loan, and may exchange information about the Borrower or any Subsidiary (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower and any Guarantor.

11.7         Dispute Resolution Provision.

This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)                                  This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”).  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)                                 At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)                                  Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)                                 The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)                                  The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)                                    This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)                                 The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)                                 Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)                                     By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

11.8         Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

11.9         Attorneys’ Fees.

The Obligors shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against any Obligor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

11.10       One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)                                  represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)                                 replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)                                  are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

11.11       Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.  This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower’s obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

11.12       Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Obligors may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.13       Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.14       Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.15       Obligor Information; Reporting to Credit Bureaus.

The Obligors authorize the Bank at any time to verify or check any information given by any Obligor to the Bank, check the Obligors’ credit references, verify employment, and obtain credit reports.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

11.16       Limitation of Interest and Other Charges.

If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

12.           DEFINED TERMS

In addition to terms defined elsewhere in this Agreement, as used herein, the following terms have the following respective meanings:

“Acquisition”  Any acquisition of all or substantially all of the assets or over 80% of the equity interests of any Person or any division thereof

“Affiliate”   Any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing.

“Alternate Base Rate”  The greater of (A) (i) the sum of one-half of one percent (0.50%) per annum, plus (ii) the Federal Funds Effective Rate or (B) the Prime Rate as in effect from time to time.

“Bank Certificate”   A certificate signed by an officer of the Bank setting forth any additional amount required to be paid by the Borrower to the Bank pursuant to §5.7 of this Agreement, which certificate shall be submitted by the Bank to the Borrower in connection with each demand made at any time by the Bank upon the Borrower with respect to any such additional amount, and each such certificate shall, save for manifest error, constitute preemptive evidence of claim by the Bank for all or any part of any additional amount required to be paid by the Borrower may be made before and/or after the end of the period to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates.  Each Bank Certificate shall set forth in reasonable detail the basis for and the calculation of the claim to which it relates.

“Capital Expenditures”  As to any Person for any period, the sum of all amounts which would, in accordance with GAAP, be included as additions to property, plant and equipment and other Capital Expenditures for such period, including, without limitation, amounts with respect to capitalized leases.

“Capital Lease Obligations”   As to any person, the obligations of such Person or any of its Subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof; to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.  For purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CERCLA” The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42, U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613.

“Debt Service”  For any period, the aggregate amount of principal and premium, if any, and interest and fees paid or required to be paid during such period in respect of all indebtedness for borrowed money of the Borrower and its Subsidiaries.

“Default”  Any event or circumstance which, with the passage of time or the giving of notice or both, could become an Event of Default.

“Earnings Before Interest and Taxes”  For any period, Net Income for such period plus taxes in respect of income and profits paid or accrued by the Borrower and its Subsidiaries during such period and Interest Expense to the extent deducted in calculating Net Income for such period.

“Equity Interests”  Any and all shares, interests, participations or other equivalents (however designated) of capital stock, partnership interests, member interests and any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing, other than equity interests or warrants, right or options issued in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement.

“ERISA”  The Employee Retirement Income Security Act of 1974, as amended.

“Federal Funds Effective Rate”  For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

“GAAP”  generally accepted accounting principles in the United States as in effect from time to time consistently applied.

“Guarantors”  collectively, C.I.M Industries, Inc., a New Hampshire corporation, RWA, Inc., a Massachusetts corporation, Chase Facile, Inc., a Massachusetts corporation and Capital Services of New York, Inc., a New York corporation, each of which individually may be called a Guarantor.

“Impositions”  All present and future taxes, levies, duties, impositions, deductions, charges and withholdings applicable to the Bank with respect to any LIBOR Loan, excluding, however, any taxes imposed directly on the Bank’s income and any franchise taxes imposed on it by the Jurisdiction under the laws of which the Bank is organized or any political subdivision thereof or where the Bank does business.

“Indebtedness”  All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with GAAP would be included as liabilities upon such Person’s balance sheet at the date as of which indebtedness, is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

“Interest Expense”  For any period, the aggregate amount of interest paid or required to be paid during such period in respect of all indebtedness of the Borrower and its Subsidiaries  (including imputed interest on Capital Lease Obligations) and amortized debt discount for such period.

“LC Draw Obligation”  The Borrower’s obligation to reimburse the Bank on account of any drawing under any Letter of Credit as provided in §1.6(c).

“LC Exposure Amount”  At any time, the sum of (i) the aggregate undrawn stated amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit for which the Bank shall not have received reimbursement by the Borrower as provided in §1.6(c).

“Loan Documents”  Each of this Agreement and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Loans, all whether now existing or hereafter arising or entered into.

“London”  The City of London in England.

“Material Adverse Effect”  A material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Company to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of this Agreement, the Notes, the

Guarantee, or, taken as a whole, the other Loan Documents, or the rights or remedies of the Bank under this Agreement, or, taken as whole, the other Loan Documents.

“Net Income” (or “Net Loss”)  The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

“Obligors”  Collectively, the Borrower and all Guarantors.

“Obligations”  All indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

“Operating Cash Flow”  For any period, Earnings Before Interest and Taxes plus depreciation and amortization for such period, minus unfinanced Capital Expenditures, dividends and deferred compensation paid or incurred during such period, and minus any cash taxes paid.

“PBGC”  The Pension Benefit Guaranty Corporation or any successor thereto.

“Person”  An individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Prime Rate”  That variable rate interest per annum designated by the Bank, from time to time, as being its prime rate, it being understood that such rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

“Subsidiary”  Any corporation or other entity of which a Person and/or any of its Subsidiaries directly or indirectly, owns, or has the right to control or direct the voting of fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

“Synthetic Leases”  Means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money Indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Tangible Net Worth”  At the applicable date, the total assets of the Borrower and its Subsidiaries minus (a) the sum of any amounts attributable to (i) goodwill, (ii) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) all reserves not already deducted from assets, (iv) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date hereof, and (v) the value of any minority interests in any companies, and (b) Total Liabilities of the Borrower and its Subsidiaries.

“Total Liabilities”  The aggregate amount of liability of a Person determined in accordance with GAAP.

Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.  All calculations contemplated by financial terms used with respect to the Borrower and its Subsidiaries shall be made on a consolidated basis, in accordance with GAAP and any other financial definitions not otherwise defined herein shall have the meanings given to them under GAAP.

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

CHASE CORPORATION.

By
Typed Name
Title

WITNESS	Address where notices to the Borrower are to be sent:

26 Summer Street
Bridgewater MA 02324
Attn:
Telephone:
Facsimile:

BANK OF AMERICA, N.A

By
Typed Name
Title

Address where notices to the Bank are to be sent:
100 Federal Street
Boston, MA 02110
Attn: Peter McCarthy SVP
Mail Stop MA5-100-08-13
Facsimile: 617-434-1226

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notices is not part of the foregoing agreement or instrument and may not be altered.  Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

DISCLOSURE SCHEDULE

Item 9.1:

Item 9.2:

Item 9.3:

Item 9.7:

EXHIBIT 8.2

COVENANT COMPLIANCE CERTIFICATE

The undersigned, being the Chief Financial Officer of Chase Corporation, do hereby certify to Bank of America, N.A. that, to the best of the knowledge of the undersigned, after review of the Loan Agreement (defined below) and appropriate inquiry, no Default or Event of Default, as each such term is defined in the Loan Agreement dated September      2009 (the “Loan Agreement”) has occurred and is continuing.  Without limiting the generality of the foregoing, I hereby certify that, based upon such financial information which I believe to be accurate, the Obligors are in compliance with the financial covenants, all as set forth in Section 8.3 and 8.4 of the Loan Agreement.  My calculations showing such compliance are attached hereto.

Very truly yours,

CHASE CORPORATION

By
Name:
Title:	Chief Financial Officer
Date:

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